Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

SMART FOR LIFE, INC.
(Exact Name of Registrant as Specified in its Charter)

 Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value	Rule 457(c)	1,282,896	$0.31245	$400,840.86	0.00011020	$44.17
Fees to Be Paid	Equity	Common Stock, $0.0001 par value, issuable upon exercise of warrants	Rule 457(c)	220,571,111	$0.31245	$68,917,443.63	0.00011020	$7,594.70
Fees to Be Paid	Equity	Common Stock, $0.0001 par value, that may be issued upon adjustments to warrants	Rule 457(c)	2,905,712	$0.31245	$907,889.71	0.00011020	$100.05
	Total Offering Amounts					$70,226,174.20		$7,738.92
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$7,738.92

(1)	In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on The Nasdaq Capital Market on December 14, 2022.